Exhibit 99.2

                                 TRIBUNE COMPANY
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              INTRODUCTORY COMMENTS

         The following unaudited pro forma condensed consolidated financial statements give effect to the pending acquisition of Renaissance Communications Corp. ("Renaissance") by Tribune Company ("Tribune" or the "Company"). On July 1, 1996, Tribune announced it had agreed to acquire Renaissance for $36 per Renaissance common share, or approximately $1.1 billion in cash. The transaction is subject to certain closing conditions, including Federal Communications Commission and other regulatory approval, and is expected to close in 1997. Tribune expects to finance the acquisition with medium-term borrowings and commercial paper. The acquisition will be accounted for as a purchase.

         The pro forma condensed consolidated statements of income presented herein also show the effects of the March 1, 1996, sale of the Company's holdings of QUNO Corporation ("QUNO"), a Canadian newsprint company, as part of QUNO's merger with Donohue Inc. At the time of the merger, the Company owned approximately 34% of QUNO's common stock plus $138.8 million in QUNO convertible debt. Tribune's investment in QUNO was accounted for as a discontinued operation in the Company's 1995 consolidated financial statements. The Company's gross proceeds from the sale were approximately $427 million, consisting of $284 million in cash, $74 million in short-term notes and $69 million in Donohue common stock. Tribune sold the notes and common stock for cash shortly after the transaction. The proceeds were used to pay down debt and to fund 1996 acquisitions. The after-tax proceeds from the sale were approximately $331 million. Tribune recorded an after-tax gain on the sale of the discontinued operations of QUNO of $89.3 million, or $1.45 per share on a primary basis, in the first quarter of 1996.

         The pro forma condensed consolidated statements of income also include the effects of five 1996 acquisitions. These include the acquisition of Houston television station KHTV in January 1996 for approximately $102 million in cash, the acquisition of the remaining minority interest in Philadelphia television station WPHL in February 1996 for approximately $23 million in cash, the acquisition of two education publishers in March 1996-- Educational Publishing Corporation (EPC) for $200 million in cash and NTC Publishing Group (NTC) for $82 million in cash, and the acquisition of San Diego television station KTTY in April 1996 for $70.5 million in cash. Further, the 1995 condensed consolidated statement of income includes the pro forma effects of the 1995 acquisitions of Jamestown Publishers-acquired in May for approximately $6 million in cash and Everyday Learning-acquired in August for approximately $25 million in cash; the 1995 dispositions of Times Advocate Company-sold in July for $16 million in cash and Compton's NewMedia-sold in December for an interest in SoftKey International Inc. (see note 3 to the Company's audited consolidated financial statements for the year ended December 31, 1995 for a full discussion of this transaction); and various 1995 equity investments, including Qwest Broadcasting LLC (33%) and The Warner Bros. Television Network (12.5%). All of these acquisitions were accounted for as purchases. The 1995 pro forma statement of income also includes the pro forma effect of a Renaissance television station exchange which occurred in July 1995 whereby Renaissance exchanged its Denver television station and approximately $34.5 million in cash for a Dallas station. The pro forma condensed consolidated balance sheet as of March 31, 1996 includes the effect of the Renaissance and KTTY acquisitions.

         The pro forma information is based on historical financial statements of the Company after adjusting for the transactions and assumptions as set forth in the accompanying notes to the pro forma statements. The pro forma condensed consolidated balance sheet assumes the transactions occurred at March 31, 1996, and the pro forma condensed consolidated statements of income assume the transactions occurred at the beginning of the periods presented. The pro forma condensed consolidated statements of income only include income from continuing operations. As QUNO was accounted for as a discontinued operation in Tribune's 1995 consolidated financial statements, all income from QUNO, including the interest income on the convertible debenture, was reflected as income from discontinued operations of QUNO and reported as a separate amount in the consolidated statement of income. Therefore, the pro forma adjustments for QUNO include only a pro forma interest expense adjustment for the proceeds received, and the related tax effect.

         The pro forma condensed consolidated financial statements may not be indicative of the results that would have occurred if the transactions had occurred during the periods presented or the respective dates of the financial statements, as the case may be, or results which may be attained in the future. The purchase accounting adjustments reflected in these pro forma condensed consolidated financial statements are preliminary and will change as appraisals are completed and more facts become known. The purchase accounting adjustments represent the Company's preliminary determination of the adjustments necessary to present fairly the Company's pro forma results of operations and financial position and are based upon available information and certain assumptions considered reasonable under the circumstances. The unaudited pro forma statements do not reflect any synergies anticipated by the Company as a result of the acquisitions. The pro forma condensed consolidated statements should be read in association with the consolidated financial statements of the Company and Renaissance as set forth in their Annual Reports on Form 10-K for the year ended December 31, 1995 and their Quarterly Reports on Form 10-Q for the quarter ended March 31, 1996.

                        TRIBUNE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                   (Unaudited)

(In thousands of dollars)
                                                                         Historical                         (1)
                                                          --------------------------------------         Pro Forma        Tribune
Assets                                                      Tribune     Renaissance        KTTY         Adjustments      Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Current        Cash and short-term investments           $    14,391    $    13,402    $     1,572   $   (14,974)(a)    $    14,391
Assets         Accounts receivable, net                      294,248         33,273          1,055                          328,576
               Inventories                                    90,076                                                         90,076
               Broadcast rights                              176,315         56,208            850                          233,373
               Prepaid expenses and other                     27,135          3,024             40                           30,199
               ---------------------------------------------------------------------------------------------------------------------
               Total current assets                          602,165        105,907          3,517       (14,974)           696,615
- ------------------------------------------------------------------------------------------------------------------------------------

Properties     Net properties                                650,415         36,400          1,239                          688,054
- ------------------------------------------------------------------------------------------------------------------------------------

Other          Broadcast rights                              172,080         53,250                                         225,330
Assets         Intangible assets, net                      1,182,240        156,995                    1,155,022 (b)      2,494,257
               Investments and other assets                  826,089          6,786                                         832,875
               ---------------------------------------------------------------------------------------------------------------------
               Total other assets                          2,180,409        217,031                    1,155,022          3,552,462
               ---------------------------------------------------------------------------------------------------------------------

               Total assets                              $ 3,432,989    $   359,338    $     4,756   $ 1,140,048        $ 4,937,131
               =====================================================================================================================




                                                                         Historical                         (1)
                                                          --------------------------------------         Pro Forma        Tribune
Liabilities and Shareholders' Equity                        Tribune    Renaissance         KTTY         Adjustments      Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------
Current        Long-term debt due within one year        $    28,359    $    14,137    $     1,687   $   (15,824)(c)    $    28,359
Liabilities    Contracts payable for broadcast rights        188,637         64,625            255                          253,517
               Accounts payable and other current
                 liabilities                                 516,672         12,989          8,247        (7,746)(d)        530,162
               ---------------------------------------------------------------------------------------------------------------------
               Total current liabilities                     733,668         91,751         10,189       (23,570)           812,038
- ------------------------------------------------------------------------------------------------------------------------------------

Long-Term Debt (less portions due within one year)           761,527         33,618         17,016     1,250,721 (e)      2,012,248
                                                                                                         (50,634)(c)
- ------------------------------------------------------------------------------------------------------------------------------------

Other          Deferred income taxes                         197,865          4,263                      110,000 (f)        312,128
Non-Current    Contracts payable for broadcast rights        219,330         60,488            261          (261)(d)        279,818
Liabilities    Compensation and other obligations            134,651            300                                         134,951
               ---------------------------------------------------------------------------------------------------------------------
               Total other non-current liabilities           551,846         65,051            261       109,739            726,897
- ------------------------------------------------------------------------------------------------------------------------------------

Shareholders' Series B convertible preferred stock
Equity          (without par value)                          312,470                                                        312,470
              Common stock and additional paid-in capital    130,358        162,573          2,180      (164,753)(g)        130,358
              Retained earnings                            2,051,588          6,345        (24,890)       18,545 (g)      2,051,588
              Treasury stock (at cost)                    (1,006,848)                                                    (1,006,848)
              Unearned compensation related to ESOP         (247,281)                                                      (247,281)
              Unrealized gain on investments                 145,661                                                        145,661
              ----------------------------------------------------------------------------------------------------------------------
              Total shareholders' equity                   1,385,948        168,918        (22,710)     (146,208)         1,385,948
              ----------------------------------------------------------------------------------------------------------------------

              Total liabilities and shareholders' equity $ 3,432,989    $   359,338    $     4,756   $ 1,140,048        $ 4,937,131
              ======================================================================================================================


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE FIRST QUARTER ENDED MARCH 31, 1996
                                   (Unaudited)




                                                                         Historical                          (2)
                                                          ----------------------------------------        Pro Forma        Tribune
(In thousands, except per share data)                       Tribune    Renaissance      Other (1)        Adjustments      Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Operating      Publishing                                $  327,333    $               $                 $               $  327,333
Revenues       Broadcasting and Entertainment               187,195         45,347         3,901                            236,443
               Education                                     22,594                       13,584                             36,178
               ---------------------------------------------------------------------------------------------------------------------
               Total operating revenues                     537,122         45,347        17,485                            599,954
- ------------------------------------------------------------------------------------------------------------------------------------
Operating      Cost of sales (exclusive of items
Expenses         shown below)                               282,874         23,293         7,239                            313,406
               Selling, general and administrative          136,031          8,801         9,305                            154,137
               Depreciation and amortization of
                 intangible assets                           31,142          3,771           224              8,968 (a)      44,105
               ---------------------------------------------------------------------------------------------------------------------
               Total operating expenses                     450,047         35,865        16,768              8,968         511,648
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                                             87,075          9,482           717             (8,968)         88,306

Interest income                                               8,550            291                                            8,841
Interest expense                                            (10,955)        (1,149)         (980)           (18,551)(b)     (31,635)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                                        84,670          8,624          (263)           (27,519)         65,512

Income taxes                                                (34,291)        (3,631)         (289)             8,980 (c)     (29,231)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                            50,379          4,993          (552)           (18,539)         36,281

Preferred dividends, net of tax                              (4,696)                                                         (4,696)
- ------------------------------------------------------------------------------------------------------------------------------------
Net Income from Continuing Operations
  Attributable to Common Shares                          $   45,683    $     4,993     $    (552)        $  (18,539)     $   31,585
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
               Primary                                   $      .74                                                      $      .51
               Fully diluted                             $      .69                                                      $      .48

Shares Outstanding
               Primary                                       61,716                                                          61,716
               Fully diluted                                 68,165                                                          68,165


See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                        TRIBUNE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (Unaudited)


                                              Historical                                              (3)
(In thousands,                 -----------------------------------------      (2)            Pro Forma Adjustments         Tribune
 except per share data)             Tribune    Renaissance     Other (1)  Dispositions    Acquisitions    Dispositions    Pro Forma
- ------------------------------------------------------------------------------------------------------------------------------------

Operating   Publishing            $ 1,312,767   $              $           $   (8,501)    $                $           $  1,304,266
Revenues    Broadcasting and
              Entertainment           828,806       179,218       39,729                         8,066 (a)                1,055,819
            Education                 103,101                    110,537      (26,366)                                      187,272
            ------------------------------------------------------------------------------------------------------------------------
            Total operating
              revenues              2,244,674       179,218      150,266      (34,867)           8,066                    2,547,357
- ------------------------------------------------------------------------------------------------------------------------------------
Operating   Cost of sales
Expenses      (exclusive of
              items shown below)    1,164,609        80,150       61,861      (19,257)          (1,339)(a)                1,286,024
            Selling, general and
              administrative          553,868        35,933       61,775      (24,652)             833 (a)                  627,757
            Depreciation and
              amortization of
              intangible assets       120,986        15,756        2,050       (4,455)          40,792 (b)                  174,791
                                                                                                  (338)(a)
            ------------------------------------------------------------------------------------------------------------------------
            Total operating
              expenses              1,839,463       131,839      125,686      (48,364)          39,948                    2,088,572
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Profit                      405,211        47,379       24,580       13,497          (31,882)                     458,785

Other                                  14,672        18,964                                                      600 (c)     34,236
Interest income                        14,465         1,356            4                         3,559 (d)                   19,384
Interest expense                      (21,814)       (7,137)      (6,079)                     (103,051)(e)    24,346 (f)   (113,735)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Before Income Taxes                 412,534        60,562       18,505       13,497         (131,374)       24,946        398,670

Income taxes                         (167,076)      (11,526)      (5,244)      (5,258)          28,080 (g)    (9,793)(g)   (170,817)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations     245,458        49,036       13,261        8,239         (103,294)       15,153        227,853

Preferred dividends, net of tax       (18,841)                                                                              (18,841)
- ------------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations
  Attributable to Common Shares   $   226,617   $    49,036    $  13,261   $    8,239     $   (103,294)    $  15,153   $    209,012
- ------------------------------------------------------------------------------------------------------------------------------------

Net Income Per Share from Continuing Operations
            Primary               $      3.50                                                                          $       3.23
            Fully diluted         $      3.22                                                                          $       2.98

Shares Outstanding
            Primary                    64,790                                                                                64,790
            Fully diluted              71,506                                                                                71,506



See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                 TRIBUNE COMPANY
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


A.   Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
     March 31, 1996.

(1) This column includes the pro forma adjustments to the unaudited condensed consolidated balance sheet and reflects the following:

     (a) The existing cash of the businesses acquired is assumed to immediately reduce the debt incurred to finance the acquisitions.

     (b) The excess of acquisition cost over the fair value of net tangible assets acquired (i.e., goodwill and other intangible assets). This adjustment assumes no adjustments to net properties, broadcast rights, or other assets and liabilities. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (c) The existing debt of acquired businesses is assumed to be repaid at acquisition date.

     (d) The elimination of liabilities not assumed in the acquisition of television station KTTY-San Diego.

     (e) The issuance of approximately $1.2 billion in medium-term notes and commercial paper necessary to finance the acquisitions. This amount is made up of the following: Renaissance ($1.1 billion), KTTY ($71 million) and estimated acquisition costs ($10 million).

     (f) The estimated deferred taxes related to identifiable intangible assets acquired.

     (g) The elimination of the acquired businesses' equity accounts.


B. Unaudited Pro Forma Condensed Consolidated Statement of Income for the First Quarter Ended March 31, 1996.

(1) The amounts in this column represent the historical first quarter 1996 results of operations of KTTY and the results of operations for Tribune's first quarter 1996 acquisitions (KHTV, EPC and NTC) from the beginning of the year until their respective dates of acquisition.

(2) This column includes the pro forma adjustments to the unaudited condensed consolidated statement of income for the first quarter ended March 31, 1996 and reflects the following:

     (a) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the first quarter 1996 acquisitions to reflect a full quarter of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (b) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.44%. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions made during the first quarter of 1996, as if completed at the beginning of the year, and the elimination of $2.1 million of interest expense incurred by the acquired businesses and included in their historical financial statements. This represents interest expense on debt that is assumed to be repaid at the date of acquisition. Finally, the adjustment also includes $3.9 million of interest savings from the QUNO proceeds, assuming they had been received at the beginning of the year. The QUNO proceeds were approximately $427 million and were assumed to be used to finance the 1996 acquisitions. The interest expense savings from the QUNO proceeds was calculated at the average first quarter 1996 commercial paper rate of 5.44%.

     (c) This adjustment represents the income tax effect of the pro forma adjustments and a pro forma amount for income taxes on NTC's and KTTY's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. NTC was a partnership and as such recorded no income tax expense in the period in 1996 prior to Tribune's acquisition. If the Company had acquired NTC at the beginning of the period, income tax expense would have been recorded. KTTY recorded no tax benefit related to its 1996 pre-acquisition loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.


C. Unaudited Pro Forma Condensed Consolidated Statement of Income for the Fiscal Year Ended December 31, 1995.

(1) The amounts in this column represent the historical 1995 results of operations of Tribune's 1996 acquisitions - KHTV, KTTY, EPC and NTC. This column also includes the results of operations of the 1995 acquisitions from the beginning of 1995 until their respective dates of acquisition, and an estimate of equity income/loss for those equity method investments entered into during 1995, for the portion of 1995 preceding the Company's investment.

(2) The amounts in this column represent the historical 1995 results of operations of Times Advocate Company and Compton's NewMedia until their respective dates of sale. These results exclude the non-recurring pretax loss of $7.5 million recorded on the Times Advocate sale and the non-recurring pretax gain of $6.9 million recorded on the Compton's sale. Income before income taxes does not reflect any allocations of corporate administration and interest expenses.

(3) These columns include the pro forma adjustments to the 1995 unaudited condensed consolidated statement of income and reflect the following:

     (a) The pro forma effect, as disclosed in the Renaissance consolidated financial statements for the year ended December 31, 1995 and in a Form 8-K dated June 30, 1995, of the Renaissance television station swap. Effective July 3, 1995, Renaissance exchanged its KDVR-Denver station and approximately $34.5 million in cash for the KDAF-Dallas station.

     (b) The amortization of the estimated excess of acquisition cost over the fair value of net tangible assets acquired. The assumed lives for this excess range from 5 to 40 years with most over 40, including all of the Renaissance excess. This includes an adjustment for the 1995 acquisitions to reflect a full year of expense. The allocation of purchase price for the Renaissance acquisition is very preliminary and will change as appraisals are completed and more facts become known.

     (c) The non-recurring net pretax loss for the Times Advocate and Compton's dispositions included in the 1995 historical consolidated statement of income. Tribune recorded a $7.5 million loss on the sale of Times Advocate and a $6.9 million gain on the sale of Compton's. The 1995 pro forma income statement has not been adjusted to remove a non-recurring gain included in the Renaissance consolidated financial statements for 1995 of $19 million that relates to a settlement, net of expenses, received by Renaissance in 1995 for an acquisition that did not occur because of a higher offer. This amount contributes approximately $.18 per share to the pro forma primary net income per share in 1995.

     (d) Interest income from the Qwest convertible notes. The Company's investment in Qwest is comprised of a $7 million equity interest (33%) and $63 million in 6% convertible notes.

     (e) Additional interest expense for the 1996 acquisitions resulting from increased debt levels. The Renaissance acquisition is assumed to be financed with both commercial paper and medium-term notes, at an average interest rate of approximately 7%. The other 1996 acquisitions are assumed to be financed with commercial paper at an average rate of 5.9%. The 1996 acquisitions and investments that were assumed to have occurred at the beginning of the year totaled $1.6 billion. This pro forma adjustment also includes an amount for additional interest expense for the acquisitions and investments made during 1995, as if completed at the beginning of the year, and the elimination of $13.2 million of interest expense incurred by the acquired businesses included in their historical financial statements. This represents interest expense on debt that was either repaid at the date of acquisition or not assumed by Tribune.

     (f) Interest savings from the QUNO and Times Advocate proceeds. These proceeds were assumed to be used to finance the acquisitions, and therefore the interest expense savings was calculated at an average commercial paper rate of 5.9%.

     (g) These adjustments represent the income tax effects of the pro forma adjustments and a pro forma amount for income taxes on Renaissance's, NTC's and KTTY's earnings. The effective tax rate on the pro forma adjustments differs from the Company's federal statutory tax rate of 35% due to non-deductible amortization of intangible assets and state taxes. Renaissance reversed

         $11.8 million of a tax valuation allowance in 1995. Under Tribune's purchase accounting, this valuation allowance would not have reversed into Tribune's income in 1995. Therefore, this $11.8 million is eliminated as a pro forma adjustment. NTC was a partnership and as such recorded no income tax expense. If the Company had acquired NTC at the beginning of 1995, income tax expense would have been recorded. KTTY recorded no tax benefit related to its 1995 loss. Tribune would have realized the benefit of such loss, therefore the tax benefit would have been recorded.